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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☑ Definitive Proxy Statement
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Golden Telecom, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GOLDEN TELECOM, INC. Representative Offices of Golden TeleServices, Inc. 1 Kozhevnichesky Proezd, 2nd Floor Moscow, Russia 115114

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 19, 2005
Prague, Czech Republic

April 28, 2005

Dear Shareholders:

     The 2005 annual meeting of shareholders of Golden Telecom, Inc. (the “Company” or “Golden Telecom”) will be held in the Klementinum Salon, 9th Floor, Hotel Intercontinental Praha, Námesti Curiových 43/5, Prague, Czech Republic on May 19, 2005 at 1:00 p.m. local time, to consider and act on the following matters:

1.	The election of ten directors for a term of one year (Item No. 1); and

2.	Ratification of the selection of the auditors of the Company for fiscal year 2005 (Item No. 2).

     Shareholders of record at the close of business on April 12, 2005 will be entitled to vote at the meeting. If you will need special assistance at the meeting because of a disability, please notify the office of the General Counsel of the Company at the Representative Offices of Golden TeleServices, Inc., 1 Kozhevnichesky Proezd, 2nd Floor, Moscow, Russia 115114 or Golden Telecom, Inc., 2831 Twenty-Ninth St. N.W., Washington, D.C., 20008 or through e-mail at annualmeeting@gldn.net. A list of shareholders entitled to vote at the meeting may be examined at the principal executive offices of the Company at the Representative Offices of Golden TeleServices, Inc., 1 Kozhevnichesky Proezd, 2nd Floor, Moscow, Russia 115114.

By Order of the Board of Directors

DEREK A. BLOOM
Senior Vice President, General Counsel
and Secretary

IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

GOLDEN TELECOM, INC. Representative Offices of Golden TeleServices, Inc. 1 Kozhevnichesky Proezd, 2nd Floor Moscow, Russia 115114

PROXY STATEMENT
April 28, 2005

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board of Directors” or the “Board”) of Golden Telecom, Inc. (the “Company” or “Golden Telecom”) of proxies to be voted at the annual meeting of shareholders of the Company to be held in the Klementinum Salon, 9th Floor, Hotel Intercontinental Praha, Námesti Curiových 43/5, Prague, Czech Republic on May 19, 2005 beginning at 1:00 p.m. local time (the “Annual Meeting”). Enclosed with this Proxy Statement is a Notice of the Annual Meeting of Shareholders, together with a Proxy Card for your signature if you are unable to attend. Shareholders of record who execute Proxy Cards may revoke them at any time before they are voted. Any Proxy Card may be revoked by the person giving it any time before it is voted by delivering to the Corporate Secretary of the Company at the principal executive offices of the Company at the Representative Offices of Golden TeleServices, Inc., 1 Kozhevnichesky Proezd, 2nd Floor, Moscow, Russia, 115114, on or before the business day prior to the Annual Meeting or at the Annual Meeting itself, a subsequent written notice of revocation or a subsequent Proxy Card relating to the same shares or by attending the meeting and voting in person. The approximate date on which this Proxy Statement and the accompanying Proxy Card will be sent to the Company’s shareholders is April 28, 2005.

PROXIES AND VOTING PROCEDURES

Shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), represented by properly executed Proxy Cards received prior to or at the meeting, unless such Proxy Cards have been revoked, will be voted in accordance with the instructions indicated on the Proxy Card.

Shareholders of record (the “Shareholders”) on April 12, 2005 (the “Record Date”) are entitled to vote at the Annual Meeting. On April 12, 2005, the Company had outstanding approximately 36,324,490 shares of Common Stock, with each share representing one vote.

If you return your signed Proxy Card to the Company before the Annual Meeting, Golden Telecom will vote your shares as you direct. You can specify on your Proxy Card whether your shares should be voted for all, some or none of the nominees for director. You can also specify whether you approve, disapprove, or abstain from the proposal to ratify the selection of our auditors. The proposals will be presented at the Annual Meeting by management.

If you return the Proxy Card to us and do not specify on your Proxy Card how you want to vote your shares, we will vote them “FOR” the election of all nominees for director as set forth under “Election of Directors” below; and “FOR” the proposal to ratify the selection of our auditors.

The affirmative vote of the holders of a plurality of the votes cast by shareholders will elect candidates for director (Item No. 1 on your Proxy Card). The affirmative vote of the holders of at least a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote is required to ratify the Board of Directors’ appointment of Ernst & Young (CIS) Limited (“Ernst & Young”) as the Company’s independent auditors for 2005 (Item No. 2 on your Proxy Card). The required quorum is a majority of the outstanding shares of voting stock of Golden Telecom. Golden Telecom intends to count abstentions both for purposes of determining presence or absence of a quorum and in the total number of shares represented and voting with respect to a proposal. Accordingly, abstentions will have the same effect as a vote against Item 2.

The nominees for director receiving the highest number of affirmative votes will be elected. Unless authority to vote is withheld or another contrary instruction is indicated, properly executed Proxy Cards received by Golden Telecom prior to or at the Annual Meeting will be voted FOR the election of the nominees listed on the following pages. Should any of the nominees be unavailable to serve at the time the election occurs, the proxyholders named in the Proxy Card will vote for substitute nominees at their discretion.

Broker non-votes occur when nominees have voted on some of the matters to be acted on at a meeting, but fail to vote on certain other matters because they are not permitted to vote on such matters in the absence of instructions from the beneficial owners of shares. Broker non-votes, if any, with respect to a proposal will not be counted for purposes of determining the presence or absence of a quorum, and will not be counted as shares represented and voting with respect to that proposal. A broker non-vote will have no effect on the outcome of the election of directors.

* * * * * * * * * * * * * * * * * *

PROPOSALS TO BE VOTED UPON

Item No. 1 on Your Proxy Card: Election of Directors

The Board of Directors

     The size of the Company’s Board of Directors is set at ten directors. At the Annual Meeting, ten directors will be elected. Each director will serve a one year term and will serve until the next annual meeting of shareholders or until the director is succeeded by another qualified director who has been elected or until their earlier resignation. Each of the nominees, with the exception of Mr. Pavel Kulikov and Mr. Dmitry Korol, is now a member of the Board of Directors of the Company and each of the nominees has indicated that he is willing and able to serve as a director if elected and has consented to being named as a nominee in this Proxy Statement. The following section sets forth the name and principal business occupation or employment of each of these nominee directors.

Vladimir Androsik Age 29	Mr. Androsik has extensive experience in Russian telecommunications and finance. He served as the Deputy Finance Director of Peterstar, Inc. from

1997 to 2001. From 2001 to July 2004, Mr. Androsik served as a member of the Management Committee and as Deputy Director General-Finance Director of OAO Rostelecom. Since July 2004 he has served as Advisor to the General Director of OAO Svyazinvest.

Mr. Androsik was first elected to the Company’s Board of Directors in November 2002 and was re-elected for one-year terms in May 2003 and May 2004.

Petr Aven Age 50	Since October 1994, Mr. Aven has served as President of Alfa Bank. As President, his major responsibilities include strategic planning as well as business and government relations in Russia and in the other countries where the bank operates. Mr. Aven also currently serves as the Chairman of the Board of STS Television. Prior to his employment with Alfa Bank, Mr. Aven acted as a financial consultant specializing in financial instruments of the Russian Federation in a consultancy that he established. From November 1991 until his resignation in December 1992, Mr. Aven served as the Minister of Foreign Economic Relations of the Russian Federation. Prior to his appointment as Minister, Mr. Aven was employed as a principal researcher at the International Institute for Applied System Analysis (IIASA) in Laxenburg, Austria where his major projects included the methodology of socio-economic comparisons, comparative economics, and economic reforms in centrally planned economies. Prior to this period, from 1981 to 1989, Mr. Aven served as a research scholar at the Institute for Systems Studies of the USSR Academy of Sciences where he advised the administration of Mikhail Gorbachev. Among his other activities, Mr. Aven has acted as a guest professor and lecturer at numerous universities, including Yale University, Bar-Elan University (Israel), and the University of Glasgow and has published two books on econometrics and on economic reform and numerous articles in Russian and international journals, including “Communist Economies and Economic Transformation”, “Economic Policy.” Yale University Press and the Kiel Institute of World Economics, and other scientific and academic institutes have published Mr. Aven’s monographs.

Mr. Aven was originally elected to the Company’s Board of Directors in May 2001 and was re-elected to one-year terms in June 2001, May 2002, May 2003 and May 2004. Mr. Aven has served as the Chairman of the Board since his election to the Board in May 2001 and as Chairman of the Board’s Nominating and Corporate Governance Committee since the formation of that Committee in July 2002.

Michael Calvey Age 38	Mr. Calvey is Co-Managing Partner of Baring Vostok Capital Partners and a Senior Partner of Baring Private Equity Partners Limited. Mr. Calvey has been working in Moscow on the First NIS Regional Fund since its inception in 1994 as the co-head of the investment team. In December 2000, he led the creation of the Baring Vostok Private Equity Fund, the first significant new direct investment fund raised in Russia after the 1998 crisis. He is the Chairman of the investment committee for both the NIS Fund and the Baring Vostok Fund, and has been directly or indirectly involved in most of the investments of both funds since inception. Prior to his involvement with the

First NIS Regional Funds, Mr. Calvey worked at the European Bank for Reconstruction and Development (“EBRD”), where he was responsible for several of EBRD’s investments in the oil and gas sector in Russia. Prior to his engagement with EBRD, he worked at Salomon Brothers Inc. in New York on a variety of corporate finance and mergers and acquisitions assignments. Mr. Calvey is also a director of Burren Energy, PLC.

Mr. Calvey was originally elected to the Company’s Board of Directors in May 2001 and was re-elected to one-year terms in June 2001, May 2002, May 2003 and May 2004. Mr. Calvey has served on the Audit Committee of the Board of Directors since June 2001 and on the Executive Committee since May 2002. Mr. Calvey has also served as a member of the Board’s Nominating and Corporate Governance Committee since July 2002.

Ashley Dunster Age 42	Mr. Dunster is Vice President of Capital Research International, Inc., a subsidiary of The Capital Group Companies, Inc. Mr. Dunster is responsible for private equity investments in Eastern Europe and Africa. Prior to joining Capital Research International in 1997, Mr. Dunster spent four years at the European Bank for Reconstruction and Development where he was a principal banker in the Early Stage Equity Team, with private equity responsibilities covering Russia, Kazakhstan, Hungary and Slovenia.

Mr. Dunster was first elected to the Company’s Board of Directors in January 2000 and was re-elected to one-year terms in June 2001, May 2002, May 2003 and May 2004. Mr. Dunster has served as a member of the Board’s Audit Committee since being elected director. Mr. Dunster served as Chair of the Compensation Committee from his initial election as director until February 2005. Mr. Dunster has also served as a member of the Board’s Nominating and Corporate Governance Committee since July 2002.

David Herman Age 59	Mr. Herman has served in senior executive positions throughout the world, including the Commonwealth of Independent States. He is retired from the position of Vice President of General Motors Corporation for Russia and the Commonwealth of Independent States after 29 years with General Motors and since 2002 has been a consultant to General Motors. Mr. Herman was instrumental in the establishment of a $340 million car plant by General Motors, Avtovaz and the European Bank for Reconstruction and Development. Prior to his appointment with General Motors in the Commonwealth of Independent States, Mr. Herman served as Chairman of Adam Opel A.G., and served as President of SAAB Automobile.

Mr. Herman was first elected to the Board in November 2002 and was re-elected to one-year terms in May 2003 and May 2004. Mr. Herman has served as the Chair of the Board’s Audit Committee and member of the Board’s Compensation Committee since December 2002.

Kjell Johnsen Age 37	Mr. Johnsen is Vice President of Telenor Networks, a business unit of the Norwegian incumbent operator Telenor ASA. Mr. Johnsen is responsible for Telenor’s fixed line activities in Russia and the Commonwealth of Independent States. Prior to joining Telenor in 2000, Mr. Johnsen worked or the Norwegian conglomerate Norsk Hydro from 1996 to 2000 in various executive positions, including country manager in Ukraine and then manager at the Paris-based regional headquarters for the Commonwealth of Independent States, Africa and Latin America. Before joining Norsk Hydro, Mr. Johnsen spent four years in work connected with Russia as a trade manager in the Swedish shipping and trading company Scandsea International AB. Mr. Johnsen holds an MBA from the Norwegian School of Economics and Business Administration.

Mr. Johnsen was first elected to the Company’s Board of Directors in December 2003 and was re-elected to a one-year term in May 2004. He has served as Chair of the Board’s Executive Committee and member of the Board’s Compensation Committee and Nominating and Corporate Governance Committee since February 2004.

Dmitry Korol Age 31	Until November 2004, Mr. Korol was the General Director at OAO Nezavisimy Registrator “Reestr-Tsentr” since February 2004. From August 2002 to January 2004, he served as the department head in Emission Operations Unit of the the Securities Department of at Moskovskii Munitsipalnii Bank – Bank Moskvi. Prior to working at Bank Moskvi, Mr. Korol served from August 1998 to May 2000 at the head of the Strategic Development Department at Moscow Bank and then from June 2000 to August 2002 as a Vice President at Moscow Bank. From August 1997 to July 1998, Mr. Korol worked as the department head for the Future Development Department of Sibneft.

Andrey Kosogov Age 44	Mr. Kosogov is the First Deputy Chairman of the Executive Board of Alfa Bank since July 1998. In that position he oversees the investment activities of Alfa Bank, including the Equity Sales and Trading Division, Fixed Income Division, Corporate Finance Division, Financial Operations Division, Asset Management Division and Merchant Banking Division. Prior to his appointment as First Deputy Chairman at the Bank, Mr. Kosogov acted as the Chairman of the Board of Directors of Alfa Capital, a Moscow-based fund management company established in 1992.

Mr. Kosogov was originally elected to the Company’s Board of Directors in May 2001 and was re-elected to one-year terms in June 2001, May 2002, May 2003 and May 2004. Mr. Kosogov has served as the Chair of the Board’s Compensation Committee since February 2005.

Pavel Kulikov Age 28	Mr. Kulikov has been Managing Director of OOO Alfa Telecom since December 2004. From April to December 2004, Mr. Kulikov served as the General Director of OOO Alfa Telecom, and prior to that he has served as the General Director of Alfa-Eco Telecom from 2000 until April 2004. From 1998 until 2000, Mr. Kulikov served as Deputy General Director of JSC Moscow Black Iron Casting Factory. From 1997 until 1998, Mr. Kulikov served as Deputy General Director of ZAO “MSS-Start,” which is a a retail dealer for mobile telecommunications companies in Moscow. Mr. Kulikov graduated from Moscow State University and is currently doing postgraduate research at Moscow State University.

Jan Thygesen Age 54	Mr Thygesen is the Executive Vice President of Telenor and CEO of Telenor Nordic Mobile. Mr. Thygesen joined Telenor in 1979 and has held several positions including Executive Vice President of Telenor Mobile, CEO of Telenor Invest AS, Executive Vice President of Telenor Bedrift AS and CEO of Telenor Nett AS. He was head of Telenor Networks from 1998 through 2003. Mr. Thygesen graduated in electronics and telecommunications from the Norwegian Institute of Technology in Trondheim.

Mr. Thygesen was originally elected to the Company’s Board in December 2003 and was re-elected to one-year terms in May 2002, May 2003 and May 2004.

     In accordance with the terms and conditions of a shareholders agreement (“December 2003 Shareholders Agreement”) entered by the Company, Alfa Telecom Limited (“Alfa”), Nye Telenor East Invest AS (“Telenor”), OAO Rostelecom (“Rostelecom”), Capital International Global Emerging Markets Private Equity Fund, L.P. (“Capital”), Cavendish Nominees Limited (“Cavendish”) and First NIS Regional Fund SICAV (“First NIS”), dated August 19, 2003 and which came into effect on December 1, 2003, the parties agreed that three directors would be designated for nomination by Alfa, two directors would be designated for nomination by Telenor, two directors would be designated for nomination by Rostelecom, one director would be designated for nomination by Capital, one director would be designated for nomination by Cavendish and First NIS, and one director would be designated by the Board of Directors. The December 2003 Shareholders Agreement supersedes a substantially similar agreement from September 2002 to which Telenor was not a party.

     The following table shows each of the nominees for director and which shareholder designated them for nomination.

Shareholder	Nominees

Alfa	Mr. Petr Aven
Mr. Andrey Kosogov
Mr. Pavel Kulikov

Telenor	Mr. Kjell Johnsen
Mr. Jan Thygesen

Rostelecom	Mr. Vladimir Androsik
Mr. Dmitry Korol

Capital	Mr. Ashley Dunster

Cavendish/First NIS	Mr. Michael Calvey

     The Board selected Mr. David Herman.

     Each of the nominees for director has been previously elected by the shareholders, with the exception of Mr. Kulikov and Mr. Korol.

     The Board has determined that each nominee for election as a director should be deemed “independent” under the listing standards of the Nasdaq National Market, as well as in the assessment of the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES (ITEM NO. 1 ON YOUR PROXY CARD)

Compensation of Directors

     Each non-employee member of Golden Telecom’s Board of Directors is entitled to receive an annual retainer fee of $15,000. In addition, each non-employee member of the Board of Directors is entitled to receive a fee of $1,000 for each Board meeting attended in person and a fee of $500 for each Board meeting attended by telephone. Non-employee members are entitled to receive a fee of $750 for each Board committee meeting attended in person, a fee of $500 for each Board committee meeting attended by telephone and a fee of $500 for each Unanimous Written Consent in Lieu of Meeting adopted by the Board. However, Board committee fees are not paid if the meeting is held on the same day as a Board meeting. The Chair of the Audit Committee is entitled to receive an annual fee of $15,000 for service as the Chair in addition to the $15,000 annual retainer. In accordance with the Golden Telecom 1999 Equity Participation Plan, non-employee directors are also entitled to receive 10,000 stock options upon their initial appointment and 2,500 stock options for each subsequent year of service.

     Each of the Directors waived his right to receive stock options in 2004 with the exception of Mr. North and Mr. Herman. Mr. Dunster also waived his rights to all forms of Director compensation in 2004, which is in line with the policy of his employer, Capital International Research, Inc.

     All directors who are also Golden Telecom employees have waived their rights to all forms of director compensation for 2004, including rights to stock options, which is in line with Company policy.

Board and Committees Matters

Board of Directors. The Board of Directors met seven times and acted through unanimous written consents three times during the year ended December 31, 2004. During 2004, each of the then-incumbent directors attended, in person or by telephone, 75 percent or more of the meetings of the Board of Directors and 75 percent or more of the meeting of the committees on which each director served.

     The Board of Directors has four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

Executive Committee. During the fiscal year ended December 31, 2004, the Executive Committee of the Board of Directors met twelve times and acted through unanimous written consent once. A principal responsibility of the Executive Committee is to have and exercise all the powers of the Board of Directors when the Board is not in session, so far as such may be delegated in accordance with law, except that the Committee may not take any final action to: amend the Certificate of Incorporation or Bylaws; elect directors to fill vacancies or newly created directorships on the Board of Directors; fix the compensation of directors for services in any capacity; fill vacancies on the Committee or change its membership; declare dividends (unless authorized by resolution of the Board of Directors); exchange, consolidate, sell, lease, pledge or exchange all or substantially all of the Company’s property and assets; recommend to the shareholders a plan of dissolution of the Company or a revocation of a dissolution; or adopt an agreement of merger or consolidation for the Company. The Executive Committee also assumes an advisory role for the senior management of the Company. In this capacity, the Executive Committee shall (i) provide counsel in regard to significant matters affecting the Company, its operations and financial performance; (ii) provide advice on proposed corporate structure, financings and financial strategy; (iii) review and offer comment upon the strategic direction of the Company; and (iv) undertake such other actions as may be requested by the Board of Directors. The Board amended the Charter of the Executive Committee in February 2004 to limit the authority of the Executive Committee to review and approve any potential acquisition by the Company up to a maximum transaction value of $25 million.

     The current members of the Executive Committee are Mr. Johnsen (Chair), Mr. Calvey, Mr. Kosogov and Mr. Vinogradov.

Audit Committee. During the fiscal year ended December 31, 2004, the Audit Committee of the Board of Directors held twelve meetings and acted through unanimous written consent in lieu of meeting four times. The primary function of the Audit Committee is to advise and assist the Board in fulfilling its oversight responsibilities to the investment community, including current and potential shareholders. The Audit Committee’s purpose includes assisting Board oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, and the performance of the Company’s internal audit function and ethics and compliance function. The Audit Committee also has sole responsibility for the appointment, compensation and oversight of the Company’s independent auditors. The Audit Committee’s principal responsibilities in serving these functions are described in the Audit Committee charter that was adopted by the Company’s Board of Directors.

     Current copies of the Audit Committee charter and the Company’s Conduct Guidelines, which apply to all of the Company’s employees and directors and its subsidiaries and both of which comply with the Sarbanes-Oxley Act and the NASDAQ National Market corporate governance standards, are available at www.goldentelecom.com. In addition, the Audit Committee charter and the Company’s Conduct Guidelines may also be obtained by writing:

Corporate Secretary
Golden Telecom, Inc.
2831 Twenty-Ninth St., N.W.
Washington, D.C.
20008

     If the Company amends any provision of its Conduct Guidelines that is required under the Nasdaq National Market corporate governance standards or the Sarbanes-Oxley Act of 2002, or if a waiver of such provision is granted to a director or an executive officer, the notice of such amendment, other than technical, administrative, and other non-substantive amendments, or waiver will be posted on the Company’s website at www.goldentelecom.com. While the Board or the Audit Committee may consider a waiver for an executive officer or director, such waivers are not expected to be granted.

     The current members of the Audit Committee are Mr. Herman (Chair), Mr. Calvey and Mr. Dunster.

     A Report from the Audit Committee is contained herein in the section following “Item No. 2 on Your Proxy Card: Ratification of Appointment of Auditors”.

Independence of the Audit Committee. The National Association of Securities Dealers, as a condition for quotation on the Nasdaq National Market, requires the Company to comply with the Nasdaq’s Marketplace Rules. One such rule requires the Company to certify that it has and will continue to have an audit committee comprised of at least three members, each of whom is independent, as defined by the Marketplace Rules and Rule 10A-3 of the Securities Exchange Act of 1934. The Company believes that it complies with this requirement.

Audit Committee Financial Expert. The Board of Directors has determined that the Audit Committee members are financially literate under the current listing standards of the Nasdaq National Market and able to devote sufficient time to serving on the Audit Committee. The Board has also determined that Mr. Michael Calvey, who currently is Co-Managing Partner of Baring Vostok Capital Partners Limited and a Senior Partner of Baring Vostok Private Equity Partners Limited, is the Audit Committee financial expert as defined in Item 401 of Regulation S-K under the Securities Exchange Act of 1934. The Board made a qualitative assessment of Mr. Calvey’s level of knowledge and experience based on a number of factors, including his formal education and experience as Co-Managing Partner of Baring Vostok Capital Partners Limited and a Senior Partner of Baring Vostok Private Equity Partners Limited and on audit committees of other publicly traded companies.

Compensation Committee. During the fiscal year ended December 31, 2004, the Compensation Committee of the Board of Directors held four meetings and acted through unanimous written consent in lieu of meeting three times. The primary purpose of the Compensation Committee is to ensure that the compensation practices and policies of the Company are consistent with and serve the best interests of the Company’s shareholders. To this end, the Committee develops and approves the compensation arrangements of the officers of the Company, makes recommendations to the Board of Directors regarding option or restricted stock grants under the Company’s 1999 Equity Participation Plan, approves the compensation of, and makes recommendations to the full Board of Directors regarding certain benefits provided to, and compensation plans applicable to the Chief Executive Officer and those individuals whose cash compensation might reasonably be expected to be among the top four most highly paid individuals. In addition, the Committee acts as the Stock Option Administrator as defined in and pursuant to the Company’s 1999 Equity Participation Plan with regard to stock option grants. A Report from the Compensation Committee is contained herein after the discussion of executive compensation.

     The current members of the Compensation Committee are Mr. Andrey Kosogov (Chair), Mr. Johnsen and Mr. Herman. Mr. Ashley Dunster resigned as Chair of the Compensation Committee in February 2005.

Compensation Committee Interlocks and Insider Participation

     Mr. Dunster, Mr. Johnsen and Mr. Herman served on the Compensation Committee during 2004. There were no Compensation Committee interlocks or insider participation during 2004.

Nominating and Corporate Governance Committee. During the fiscal year ended December 31, 2004, the Nominating and Corporate Governance Committee of the Board of Directors held one meeting and acted by unanimous written consent in lieu of meeting once. The primary purposes of the Nominating and Corporate Governance Committee are to insure that the Board is appropriately constituted to meet its fiduciary obligations to the Company’s shareholders and to the Company and to insure that the corporate governance practices of the Company are appropriate and effective in enabling the Board to fulfill its responsibilities independent of management and with a view to the best interests of the Company and its shareholders generally. To accomplish these purposes, the Committee develops and implements policies and processes regarding corporate governance matters, assesses Board membership needs and assists the Board in identifying, recruiting and nominating candidates for directorships.

     In evaluating and determining whether to nominate a candidate for a position on the Company’s Board, the Committee will consider the criteria outlined in the Committee’s Charter, which include strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board.

     The Committee will consider shareholder recommendations of candidates when the recommendations are properly submitted in writing. Any shareholder recommendations which are submitted should include the candidate’s name and qualifications for Board membership under the criteria summarized above and should be addressed to:

Corporate Secretary
Golden Telecom, Inc.
2831 Twenty-Ninth St., N.W.
Washington, D.C., 20008

     For purposes of potential nominees to be considered at the 2006 annual meeting of shareholders, the Corporate Secretary must receive this information by not earlier than October 22, 2005 and not later than December 1, 2005. The notice must set forth the candidate’s name, age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by the candidate, and information that would be required to be disclosed regarding such candidate in connection with the solicitation of a proxy under federal securities law. In addition, the notice must include the nominating shareholder’s name, address and the number of shares beneficially owned and the period such shares have been held.

     The Nominating and Corporate Governance Committee charter is available on the Company’s website at www.goldentelecom.com

     The current members of the Nominating and Corporate Governance Committee are Mr. Aven (Chair), Mr. Calvey, Mr. Dunster and Mr. Johnsen.

Communication with the Board. Shareholders may communicate with the Board of Directors, including the non-management directors, by sending an e-mail to boardofdirectors@gldn.net or by sending a letter to the Golden Telecom’s Board of Directors, c/o Corporate Secretary, Golden Telecom, Inc., 2831 Twenty-Ninth St., N.W., Washington, D.C., 20008. The Corporate Secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. If deemed an appropriate communication, the Corporate Secretary will submit your correspondence to the Chairman of the Board or to any specific director to whom the correspondence is directed.

Annual Meeting of Shareholders. It has been a practice of the Company for all directors to attend the Annual Meeting of Shareholders. All directors who were elected to the Board at the last Annual Meeting were in attendance.

Item No. 2 on Your Proxy Card: Ratification of Appointment of Auditors

     Golden Telecom’s Audit Committee has voted to appoint OOO Ernst & Young as independent auditors to examine the consolidated financial statements of Golden Telecom, Inc. and subsidiaries for the year ending December 31, 2005, and you are asked to ratify that appointment at the Annual Meeting. In keeping with good corporate governance practice, the Audit Committee will periodically assess the suitability of its incumbent independent auditors taking into account all relevant facts and circumstances, including the possible consideration of the qualifications of other accounting firms.

     Ernst & Young’s report on the Company’s consolidated financial statements as of December 31, 2004 and 2003 and for each of the three fiscal years in the period ended December 31, 2004 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended December 31, 2003 and 2004 and thereafter through the filing date of the Company’s 2004 annual report on Form 10-K, there were no disagreements between the Company and Ernst & Young on any matter of accounting principles or practices, financial statements disclosures, or auditing scope or procedures, which, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the matter in their report. None of the “reportable events” described in Item 304 (a)(1)(v) of Regulation S-K of the Securities Exchange Act of 1934 have occurred during the fiscal years ended December 31, 2003 and 2004 or through the filing date of the Company’s 2004 annual report on Form 10-K.

Audit Fees. For professional services rendered in connection with the audit of the Company’s 2004 and 2003 financial statements, the audit of the Company’s internal control over financial reporting as of December 31, 2004, and the review of the financial statements included in the Company’s 2004 and 2003 Forms 10-Q, Ernst & Young billed the Company a total of $1,168,000 in 2004 and $657,000 in 2003. These amounts also include statutory audits of certain subsidiaries, reviews of SEC filings and accounting consultations.

Audit-Related Fees. For professional audit-related services rendered, Ernst & Young billed the Company a total of $179,000 in 2004 and $155,000 in 2003. Audit-related services generally include due diligence on potential acquisitions. The amount also includes reviews of documents filed with the SEC and accounting consultations.

Tax Fees. Ernst & Young’s fees for the years 2004 and 2003 for tax consulting and expatriate tax services were $51,000 and $78,000, respectively.

All other fees. Ernst & Young’s fees for 2004 for training courses were $35,000. There are no such other fees in 2003.

The Company’s Audit Committee pre-approved all of the services described above that were provided after the pre-approval requirements under the Sarbanes-Oxley Act that became effective on May 6, 2003.

     The Audit Committee considered whether the non-audit services rendered by Ernst & Young were compatible with maintaining Ernst & Young’s independence as auditors of the Company’s financial statements and determined that they were.

     During 2003, the Company adopted policies and procedures governing pre-approval of services to be provided by the Company’s independent auditors consisting of the following key components:

•	The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the Company’s independent auditors.

•	The Audit Committee is responsible for the pre-approval of all audit, audit-related, tax and non-audit services. Pre-approval may be, but in the past has not been, delegated to one or more members of the Audit Committee. The details of any services approved under this delegation must be reported to the full Audit Committee at its next regular meeting.

•	Pre-approval of certain recurring audit, audit-related and tax services may be accomplished through pre-approval of a detailed budget or an updated forecast for such services.

•	The Company’s independent auditors are prohibited from providing certain non-audit services. Any other permissible non-audit service engagement must be specifically approved in advance by the Audit Committee.

•	Generally, the Audit Committee will not engage the Company’s independent auditors for services other than audit, audit-related, and tax services.

•	The Company provides regular reporting to the Audit Committee regarding all audit, audit-related, tax and non-audit services provided by the Company’s independent auditors.

     The Company’s policy governing the provision of non-audit services by the Company’s independent auditors is more restrictive than is required by the regulations implementing the Sarbanes-Oxley Act of 2002.

     It is not expected that representatives of Ernst & Young will be present at the Annual Meeting.

     The Audit Committee of the Board of Directors has selected Ernst & Young, independent public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2005 and recommends that the shareholders ratify such selection.

     The ratification of the appointment of Ernst & Young is not required by law or by the By-laws of the Company. The Board of Directors is nevertheless submitting it to the shareholders to ascertain their views. If the shareholders do not ratify the appointment, the selection of other independent public accountants will be considered by the Board of Directors. If Ernst & Young shall decline to accept or become incapable of accepting its appointment, or if its appointment is otherwise discontinued, the Board of Directors will appoint other independent public accountants.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF AUDITORS (ITEM NO. 2 ON YOUR PROXY CARD)

* * * * * * * * * * * * * * * * * *

Report of the Audit Committee. The Audit Committee of the Board, which is composed of independent Directors and has the principal responsibilities described on pages 8 and 12 of this proxy statement, has furnished the following report:

     The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management. The Audit Committee has also discussed with the Company’s independent auditors the matters required to be discussed by Statements on Auditing Standards No. 61 (SAS 61 – Communication with Audit Committees), as amended, relating to the auditors’ judgment about the quality of the Company’s accounting principles, judgments and estimates, as applied in its financial reporting.

     The Audit Committee has received written disclosures and the letter from the independent auditors required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) that relates to the auditors’ independence from the Company and subsidiaries, and has discussed with the independent auditors their independence.

     The Audit Committee met with management periodically during fiscal year 2004 to consider the adequacy of the Company’s internal controls and discussed these matters with the Company’s independent auditors and with appropriate Company financial personnel. The Audit Committee also discussed with senior management and the independent auditors the Company’s disclosure controls and procedures and the certifications by the Company’s Chief Executive Officer and Chief Financial Officer, which are required by the SEC for certain of the Company’s filings with the SEC. The Audit Committee met privately with the independent auditors, the internal auditor and other members of management, each of whom has unrestricted access to the Audit Committee.

     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the SEC.

David Herman, Chair
Michael Calvey
Ashley Dunster

* * * * * * * * * * * * * * * * * * *

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Common Stock and rights to acquire Common Stock by shareholders that own five percent or more of the Common Stock, by each of the Company’s directors, nominees for director and executive officers, and all the Company’s directors and executive officers as a group. For the purposes of this table, a person or a group of persons is deemed to have “beneficial ownership” of any shares as of a date when such person or group has the right to acquire or vote such shares within 60 days after such date, but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Percentages of shares owned are based on the 36,324,490 shares of Common Stock issued and outstanding at April 12, 2005. These shareholding numbers are based in part on the public filings of several of the shareholders listed below.

	Numbers of Shares	Percentage
Name and Address of Beneficial Owner	Beneficially Owned	Beneficially Owned
Alfa Telecom Limited (1)
PO Box 3339 Geneva Place
333 Waterfront Drive
Road Town, Tortola
British Virgin Islands	10,731,707	29.5

Nye Telenor East Invest AS
Snaroyveien 30
N-1331
Fornebu
Norway	7,369,972	20.3

OAO Rostelecom
1st Tverskaya-Yamskaya 14
Moscow, Russia, 125,047	4,024,067	11.1

European Bank of Reconstruction and Development
One Exchange Square
London EC2A 2JN	3,003,564	8.3

Capital International Global Emerging Markets Private Equity Fund L.P.
c/o Capital International, Inc.
11100 Santa Monica Boulevard Suite 1500
Los Angeles, California 90025	2,126,405	5.9

First NIS Regional Fund SICAV (2)(3)(4)
c/o Bank of Bermuda (Luxemburg ) S.A.
13 rue Goethe
B.P. 413
L-2014 Luxemburg	706,463	1.9

Cavendish Nominees Limited (2)(3)(4)
c/o International Private Equity Services
13-15 Victoria Road, P.O. Box 431
St. Peter Port
Guernsey, Channel Islands, GY1 3ZD	1,803,212	5.0

Vladimir Androsik (7)	—	—

Petr Aven (7)	—	—

Michael Calvey (4)(7)	—	—

Michal Cupa (7)	—	—

Ashley Dunster (7)	—	—

David Herman (5)(7)	12,500	—

Kjell Johnsen (7)	—	—

Dmitry Korol (7)(9)	—	—

Andrey Kosogov (7)	—	—

Pavel Kulikov (7)(8)	—	—

Oleg Malis (5)(6)(7)	116,566	—

Michael North (5)(7)(9)	12,500	—

Brian Rich (7)	—	—

	Numbers of Shares	Percentage
Name and Address of Beneficial Owner	Beneficially Owned	Beneficially Owned
Jeffrey Riddell (5)(7)	41,647	—

David Stewart (5)(7)	—	—

Jan Thygesen (7)	—	—

Alexander Vinogradov (6)(7)(8)	93,454	—

All Directors and Executive Officers as a Group (17 persons)(5)(8)(9)	276,667	—

1.	Based on information provided in Amendment No. 9 to Schedule 13D filed with the SEC on August 23, 2004, we understand that CTF Holdings Limited is the majority owner of Cotesmore Holdings Limited, Laketown Services Limited and Bardsley Investment Corp., (collectively, the “Holding Companies”). The Holding Companies collectively own a majority of the shares in Alfa Telecom. CTF Holdings Limited is a wholly-owned subsidiary of Crown Finance Foundation. As a result of these relationships, each of CTF Holdings Limited and Crown Finance Foundation may be deemed to beneficially own the shares held for the account of Alfa Telecom Limited.

2.	Shares beneficially owned by The Barings Vostok Private Equity Fund L.P. and The NIS Restructuring Facility (together, the “Barings Funds”) are held in the name of Cavendish Nominees Limited, as nominee. Of the 1,803,212 shares held of record by Cavendish Nominees Limited, 1,457,200 shares are beneficially owned by The Barings Vostok Private Equity Fund L.P. and 346,012 shares are beneficially owned by The NIS Restructuring Facility.

3.	First NIS Regional Fund SICAV and the Barings Funds holdings shares through Cavendish Nominees Limited may be deemed to be members of a group pursuant to Rule 13(d)(5) under the Securities Exchange Act of 1934, as amended. However, such persons disclaim group status.

4.	First NIS Regional Fund SICAV and the Barings Funds holdings shares through Cavendish Nominees Limited are advised by Barings Vostok Capital Partners Limited, as investment adviser. Mr. Michael Calvey is the Managing Partner of Barings Vostok Capital Partners Limited. Mr. Calvey disclaims beneficial ownership of the shares held by First NIS Regional Fund SICAV and the Barings Funds holdings shares held by Cavendish Nominees Limited.

5.	Included in these figures is the number of shares of our Common Stock which the holder has the right to acquire beneficial ownership of pursuant to the exercise on or before June 12, 2005 of options we granted, as follows: Mr. David Herman, 12,500; Mr. Oleg Malis, 116,566; Mr. Michael North, 12,500, Mr. Jeffrey Riddell, 41,459; Mr. Alexander Vinogradov, 93,454.

6.	Golden Telecom has adopted the 1999 Equity Participation Plan, as amended, whereby certain employees of Golden Telecom and its affiliates are granted Golden Telecom stock options. Owing to ambiguities and inconsistencies in the legislation of the countries in which some of our employees live, the Compensation Committee of the Board of Directors of Golden Telecom decided not to issue stock options to its Russian employees, including Mr. Vinogradov and Mr. Malis. Instead, as part of its key employee incentive and retention policy, Golden Telecom established the Golden Telecom Incentive Bonus Program, whereby Golden Telecom issues stock options to a trust in numbers corresponding to the level of financial incentive Golden Telecom wishes to award its eligible employees. When eligible employees, including Mr. Vinogradov and Mr. Malis, desire and are eligible to receive the economic benefit of the options, they inform Golden Telecom and Golden Telecom, in turn, advises the trustee, who exercises an appropriate number of options for contribution to the trust. Upon request of the Company and the employee, the funds available in the trust may be disbursed to eligible employees in the form of incentive bonuses. The economic value of Mr. Vinogradov’s participation in the Bonus Program at December 31, 2004 is approximately equivalent to 88,954 options granted in 2001 and 4,500 options granted in 1999. The economic value of Mr. Malis’s participation in the Bonus Program at December 31, 2004 is approximately equivalent to 95,733 options granted in 2003.

7.	Each of the individuals indicated by this footnote owns less than one percent of our outstanding Common Stock.

8.	Mr. Kulikov is not currently a director of the Company. Mr. Vinogradov will cease to be a director following the Annual Meeting but will remain as President and Chief Executive Officer.

9.	Mr. Korol is not currently a director of the Company. Mr. North will cease to be a director following the Annual Meeting.

10.	All directors, nominees for director and executive officers as a group own/control less than 1% of our Common Stock outstanding.

* * * * * * * * * * * * * * * * * *

EXECUTIVE OFFICERS

     Alexander Vinogradov. Age 50. Prior to joining Golden Telecom as President and Chief Executive Officer in 2001, Mr. Vinogradov worked at LLC EDN Sovintel as General Director starting in November 1995. Prior to his appointment as General Director, Mr. Vinogradov worked at LLC EDN Sovintel as Commercial Director, Head of Marketing and Sales Department and Head of Marketing and Development Department. Mr. Vinogradov began his career at the Main Center for Management of Long-Distance Communications of the USSR. Mr. Vinogradov was originally elected to Golden Telecom’s Board of Directors and became President and Chief Executive Officer of Golden Telecom in November 2001 and was re-elected to one year terms in May 2002, May 2003 and May 2004. Mr. Vinogradov has served on the Executive Committee of the Board of Directors since his election as a Director. Mr. Vinogradov will not be standing for election at the Annual Meeting of Shareholders.

     Michal Cupa. Age 44. Mr. Cupa joined Golden Telecom as the Company’s Chief Operating Officer in March 2004. Prior to joining Golden Telecom, Mr. Cupa served with Contactel Ltd. in the Czech Republic from 1999 to February 2003 as Chief Executive Officer. Prior to working with Contactel Ltd., Mr. Cupa worked for Czech Telecom from 1992 to 1999 in various senior executive positions, including Executive Vice President for Networks and Value Added Services and Chief Operations Officer.

     Derek A. Bloom. Age 46. Mr. Bloom joined Golden Telecom as Senior Vice President, General Counsel and Corporate Secretary in February 2005. Prior to joining Golden Telecom, Mr. Bloom was a partner with Coudert Brothers, and practiced corporate law in Moscow and St. Petersburg for 10 years. Before coming to Moscow in 1995, Mr. Bloom practiced United States securities and tax law as a partner with Elias, Matz, Tiernan & Herrick, a Washington, DC based securities law firm.

     Oleg Malis. Age 30. Mr. Malis joined Golden Telecom as Senior Vice President and Director of Mergers and Acquisitions in January 2003. Prior to joining Golden Telecom, Mr. Malis founded ZAO Investelectrosvyaz and ZAO Corbina which provides mobile telecommunications related services in Russia.

     Brian Rich. Age 37. Mr. Rich joined Golden Telecom as Senior Vice President and Chief Financial Officer in August 2004. Prior to that, Mr. Rich worked for more than 10 years in emerging markets, including Asia, South and Central America, and the Middle East. Before joining Golden Telecom, Mr. Rich worked for Mirant Corporation., serving as Chief Financial Officer of its international division based in Hong Kong. Prior to his role as Chief Financial Officer of the international division, Mr. Rich lead a number of mergers and acquisitions in North and South America for Mirant Corp., which was formerly known as Southern Energy, Inc. before spinning off from its parent, Southern Company, in an initial public offering. From 1996-1998, Mr. Rich served as Assistant Director of Finance and Deputy Attorney General for the State of Alabama.

     Jeffrey A. Riddell. Age 44. Mr. Riddell resigned as Senior Vice President, General Counsel and Corporate Secretary as of January 31, 2005.

     David A. Stewart. Age 38. Mr. Stewart resigned as Senior Vice President and Chief Financial Officer as of August 15, 2004.

* * * * * * * * * * * * * * * * * *

EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid or awarded to the Company’s Chief Executive Officer and the five other most highly compensated executive officers in 2004 serving the operations of Golden Telecom in 2002, 2003 and 2004.

     The column entitled “Securities Underlying Options” in 2002, 2003 and 2004 refers to shares of the Company’s Common Stock that could be issued upon the exercise of stock options awarded to the listed employee under the Golden Telecom 1999 Equity Participation Plan.

     In accordance with the Golden Telecom 1999 Equity Participation Plan, not more than 4,320,000 shares of Common Stock (subject to antidilution and other adjustment provisions) are authorized for issuance upon exercise of options or upon vesting of restricted or deferred stock awards. As of December 31, 2004, 844,688 shares of Common Stock remained available for grant.

					Long-Term
					Compensation
	Annual Compensation				Awards
					Securities
				Other Annual	Underlying	All Other
	Year	Salary (1)	Bonus	Compensation (1)	Options/SAR	Compensation (2)
Name and Principal Position		$	$	$	#	$
Alexander Vinogradov (3)	2004	363,749	$56,000	—	—	—
President and Chief	2003	290,000	149,520	—	—	—
Executive Officer	2002	247,683	147,274	—	—	—

Michal Cupa (7)	2004	258,750	40,447	—		36,976
Senior Vice President	2003	—	—	—	—	—
and Chief Operating Officer	2002	—	—	—	—	—

					Long-Term
					Compensation
	Annual Compensation				Awards
					Securities
				Other Annual	Underlying	All Other
	Year	Salary (1)	Bonus	Compensation (1)	Options/SAR	Compensation (2)
Name and Principal Position		$	$	$	#	$
Brian Rich (4)(8)	2004	137,500	28,261	—	—	126,902
Senior Vice President and	2003	—	—	—	—	—
Chief Financial Officer and	2002	—	—	—	—	—
Treasurer

Jeffrey A. Riddell (6)	2004	325,000	64,598	—	—	6,835
Senior Vice President and	2003	246,750	114,303	65,103	—	6,245
General Counsel	2002	170,000	94,245	123,312	—	7,742

David A. Stewart (5)	2004	168,750	57,297	—	—	69,277
Senior Vice President and	2003	209,457	77,276	44,457	—	11,828
Chief Financial Officer and	2002	148,333	78,373	146,145	125,000	28,232
Treasurer

Oleg Malis (3)	2004	218,000	58,725	—	—	—
Senior Vice President and	2003	180,000	98,527	—	150,000	—
Director of Mergers and	2002	—	—	—	—	—
Acquisitions

(1)	Amounts disclosed represent compensation and reimbursements, provided in addition to Salary and Bonus, for contracted expatriate executives, which includes an overseas living and traveling allowance, rents for Moscow residences, tax equalization payments and dependent tuition, as applicable. The salary structure of expatriate executives was amended effective July 1, 2003 such that housing, living, traveling and other benefits are now included as a portion of salary.

(2)	Amounts disclosed represent the sum of premiums paid by the Company for up to $325,000 term life insurance for each named executive officer, except Mr. Vinogradov, and contributions made by the Company under the Golden Telecom 401(k) Plan to Mr. Rich and Mr. Riddell who participate in the Company’s 401(k) Plan as they are United States citizens. The Golden Telecom 401(k) Plan was established in November 2001. The amount disclosed for Mr. Rich also includes the cost of brokerage fees and closing documentation associated with the sale of his house in the United States. This amount also includes hotel costs in Moscow prior to the time Mr. Rich found living accommodations. The amount disclosed for Mr. Cupa includes the cost of school fees in Moscow for his children. The amount disclosed for Mr. Stewart includes the cost of school fees for his child. The amount disclosed for Mr. Stewart in 2004 includes relocation costs for Mr. Stewart and his family upon his resignation and payments for unused vacation.

(3)	Golden Telecom has adopted the 1999 Equity Participation Plan, as amended, whereby certain employees of Golden Telecom and its affiliates are granted Golden Telecom stock options. Owing to ambiguities and inconsistencies in the legislation of the countries in which some of our employees live, the Compensation Committee of the Board of Directors of Golden Telecom decided not to issue stock options to its Russian employees, including Mr. Vinogradov and Mr. Malis. Instead, as part of its key employee incentive and retention policy, Golden Telecom established the Golden Telecom Incentive Bonus Program, whereby Golden Telecom issues stock options to a trust in numbers corresponding to the level of financial incentive Golden Telecom wishes to award its eligible employees. When eligible employees, including Mr. Vinogradov and Mr. Malis, desire and are eligible to receive the economic benefit of the options, they inform

Golden Telecom and Golden Telecom, in turn, advises the trustee, who exercises an appropriate number for contribution to the trust. Upon request of Golden Telecom and the employee, the funds available in the trust may be disbursed to eligible employees in the form of incentive bonuses. The economic value of Mr. Vinogradov’s participation in the Bonus Program at December 31, 2004 was approximately equivalent to 88,954 options granted in 2001 and 4,500 options granted in 1999. The economic value of Mr. Malis’s participation in the Bonus Program at December 31, 2004 was approximately equivalent to 95,733 options granted in 2003.

(4)	Mr. Rich commenced work with the Company as Senior Vice President and Chief Financial Officer as of August 15, 2004.

(5)	Mr. Stewart resigned as of August 15, 2004.

(6)	Mr. Riddell resigned as of January 31, 2005.

(7)	Mr. Cupa commenced work with the Company as Senior Vice President and Chief Operating Officer as of March 1, 2004.

(8)	Mr. Rich was offered 5,500 restricted shares of the Company’s stock in his offer letter from Golden Telecom. The restricted stock has not yet been issued by the Company to Mr. Rich.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

     The following table provides information on the number and value of the Company’s stock options exercised by the Chief Executive Officer and the four other most highly compensated officers during 2004, the number of options granted under the Golden Telecom 1999 Equity Participation Plan and the Golden Telecom Incentive Bonus Program held by such persons at December 31, 2004, and the value of all unexercised options held by such persons as of that date. The closing price of the Company’s stock on December 31, 2004 was $26.42 per share on the Nasdaq National Market.

			Number of Securities Underlying		Value of Unexercised
	Shares		Unexercised Options at Fiscal		In-The – Money Options at Fiscal
	Acquired	Value	Year-End		Year-End
	on Exercise	Realized	Exerciseable/Unexerciseable		Exerciseable/Unexerciseable
	#	$	#		$
Alexander Vinogradov	66,546	1,412,420	93,454	—	1,347,607	—

Michal Cupa	—	—	—	—	—	—

Oleg Malis	100	2,200	95,733	54,167	1,189,004	672,754

Brian Rich	—	—	—	—	—	—

Jeffrey A. Riddell	134,541	2,877,826	41,647	—	600,550	—

David Stewart	45,973	278,976	—	—	—	—

* * * * * * * * * * * * * * * * * *

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Overview. The role of the Compensation Committee is to oversee and direct the development of executive compensation policies and programs that are consistent with, explicitly linked to, and supportive of the strategic objectives of growing the Company’s businesses in order to maximize shareholder value. The Committee’s specific responsibilities consist of determining the appropriate levels of compensation, including salaries, quarterly or annual incentives, long-term incentives and employee benefits for members of the Company’s senior management, including executive officers. The Committee believes that a strong link should exist between executive compensation and the financial results of the Company’s operations. The Committee seeks to realize this goal by developing incentive compensation programs that provide competitive compensation and reflect Company performance.

Compensation Philosophy. The three fundamental principles to which the Committee adheres in discharging its responsibilities are as follows. First, most annual and long-term incentive compensation for the Company’s executive officers should be at risk, with actual compensation levels correlating with the Company’s performance in certain key areas determined by the Committee. Second, incentive compensation of the Company’s executive officers should focus more heavily on long-term rather than short-term accomplishments and results. Third, the overall executive compensation program should be competitive, equitable and structured so as to ensure the Company’s ability to attract, retain, motivate and reward the executives and senior management who are essential to the Company’s continuing success in the difficult markets in which the Company operates. Total compensation, rather than distinct compensation elements, is the focus of the Company’s goal to provide competitive compensation opportunities.

Compensation Elements. The Company’s compensation program for executives and senior management consists of four principal elements, each of which is vitally important in meeting the Company’s need to attract, retain, motivate and reward highly-qualified executives and senior management in the markets where the Company operates. The four principal elements are described below and include base salaries, periodic performance incentives, long-term incentives and benefits.

Base Salaries. Base salaries for executive officers and senior management are generally set at levels that reflect the competitive marketplace for companies that are of comparable size and complexity and that would be considered competitors of the Company in attracting and retaining qualified executives. The salaries of the executive officers are reviewed and approved by the Compensation Committee based on its assessment of each executive’s experience and performance and a comparison of salaries of peers in other companies.

Periodic Performance Incentives. Incentive awards are made on a quarterly or annual basis to executive officers and senior management on the basis of Company and business unit performance relative to budget in such areas as revenue, net income, and EBITDA, which is a common performance measure in the telecommunications industry and means earnings before interest, tax, depreciation and amortization. The Company adopted a revised executive officer and senior management executive bonus program in 2001, whereby an additional criterion, personal performance objectives, was added and executives and senior management are eligible for an annual incentive payment based on the fulfillment of these personal objectives. The bonus program was revised in 2003 such that all bonus components will be paid annually. The Company intends to continue providing incentives in concert with other compensation elements in order to maintain a competitive total compensation program for its executive officers. The Committee reviews and approves all performance measures and goals established under the annual and long-term incentive plans.

Long-Term Incentives. At the time leading up to the Company’s initial public offering in 1999, the Company relied on stock options as the principal means of providing long-term incentive compensation. Stock options were granted to executive officers and senior management under the 1999 Equity Participation Plan. The Committee discontinued the policy of periodic option grants. In July 2004, our Board of Directors adopted a Long-Term Incentive Bonus Plan (“LTIBP”) for our senior management, effective as of January 1, 2004. The LTIBP is designed to reward senior management with annual bonus awards consisting of 100% restricted shares for officers of the Company and 50% restricted shares and 50% cash payments for other qualified employees participating in LTIBP if the Company meets certain targets for net income growth established by the Company’s Board of Directors. In addition, the program provides for a one-time grant of a limited amount of shares to senior management in an aggregate amount not exceeding 50,000 shares. The LTIBP is intended to act as a retention mechanism for senior management as the cash payments and the restricted stock vest over a three year period. It is expected that the LTIBP will act as a substitute for the Company’s 1999 Equity Participation Plan under which significant amounts of stock options were, in the past, granted to senior management. During the twelve months ended December 31, 2004, the Company did not record any expenses associated with the LTIBP as the Company did not achieve the operational and financial targets for 2004. The Company currently anticipates repurchasing from time to time in the open market, a number of the Company’s shares equal to the number of the Company’s shares that are subject to awards under the LTIBP. The Company has not granted any shares under the LTIBP.

Benefits. Benefits offered to executive officers serve a different purpose than do other elements of the total compensation program. In general, they act as a safety net against problems that can arise from illness, disability or death. Benefits offered to executive officers are basically those offered to other employees of the Company.

Golden Telecom, Inc. 401(k) Plan. The Company offers a 401(k) retirement savings plan (the “401(k) Plan”) to its employees. The 401(k) Plan is a defined contribution retirement benefit, the prototype of which has been submitted by the Company’s 401(k) Plan administrators to the Internal Revenue Service for favorable tax treatment under Section 401 of the Internal Revenue Service Code. All employees of Golden Telecom, subject to certain regulatory qualifications, who are U.S. citizens and are at least 21 years of age and have completed the minimum service requirement are eligible to participate in the 401(k) Plan. The 401(k) Plan participants are able to defer pre-tax income by contributing to the plan up to the maximum amount permitted by law. After-tax contributions are also permitted under the 401(k) Plan. Golden Telecom matches 50% of each participant’s pre-tax contribution to the 401(k) Plan. In addition, Golden Telecom may, in its sole discretion and in a nondiscriminatory manner, contribute additional amounts as profit sharing to each participant’s account. The Company did not contribute additional amounts as profit sharing for the year 2004. The amounts deposited into each participant’s account will be invested among various investment options according to the instructions of the participant. Each participant’s pre-tax and after-tax contributions will be immediately vested and non-forfeitable. The Company’s matching contribution and profit sharing allocations to each participant’s account will not vest until the participant has completed three years of service with Golden Telecom at which time the matching contribution and profit sharing allocations become 100% vested.

Evaluation Procedures. In determining matters regarding executive officer compensation (other than the Chief Executive Officer), the Committee, with the Chairman of the Board and Chief

Executive Officer, reviews the performance of key executives including the executive officers, the respective areas of authority and responsibility of the various executive officers, and the contribution of each to the efforts of the Company in meeting its financial and strategic goals. The Committee has confirmed that the compensation paid in 2004 to the named executive officers is consistent with the Company’s compensation philosophy and objectives.

Compensation of the Chief Executive Officer. On November 6, 2001 Mr. Vinogradov was appointed President and Chief Executive Officer of the Company and entered into an employment agreement with Golden TeleServices, Inc., a wholly-owned subsidiary of the Company. Mr. Vinogradov continued his employment as General Director of LLC EDN Sovintel, a fully owned subsidiary of the Company, until November 12, 2002. As of January 1, 2004, Mr. Vinogradov’s annual base salary was set at $350,000 and he was eligible for periodic bonuses throughout the year targeted, in the aggregate, to be 29% of his base salary. As of November 6, 2004, Mr. Vinogradov’s annual base salary was set at $400,000 and he was eligible for periodic bonuses throughout the year targeted, in the aggregate, to be 35% of his base salary. As of January 1, 2005, Mr. Vinogradov’s annual base salary was set at $424,000 and he was eligible for periodic bonuses throughout the year targeted, in the aggregate, to be 33% of his base salary. During 2004, Mr. Vinogradov received $363,749 as his base salary and $56,000 in bonus payments. In evaluating Mr. Vinogradov’s compensation, the Committee compared the Company’s compensation practices and levels to those of other companies involved in similar businesses, including but not limited to, the companies included in the indices indicated in the Performance Graph. Based on this review, the Committee determined Mr. Vinogradov’s compensation to be appropriate.

Deductibility of Certain Executive Compensation. Beginning in 1994, the Omnibus Reconciliation Act of 1993 limits to $1 million the amount that may be deducted by a publicly-held company for compensation paid to each of its named executive officers in a taxable year, unless the compensation in excess of $1 million is “qualified performance-based compensation.” The Committee and the Company design short-term and long-term compensation plans to qualify for the exemption from the deduction limitations of Section 162(m) of the Internal Revenue Code and to be consistent with providing appropriate compensation to executives. Shareholder approval of incentive compensation plans and various provisions thereunder covering the executive officers has been sought and obtained and will be sought in the future to continue to qualify performance-based compensation for the exemption. Although it is the Company’s intent to qualify compensation for the exemption from the deduction limitations, the Company’s compensation practices have been, and will continue to be, designed to serve the best interests of the shareholders regardless of whether specific compensation qualifies for the exemption.

Submitted by the Compensation Committee of the Board of Directors:

Mr. Andrey Kosogov (Chair)
Mr. David Herman
Kjell Johnsen

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EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

Employment Agreement of the Chief Executive Officer. On November 6, 2001 Mr. Vinogradov was appointed President and Chief Executive Officer of the Company and entered into an employment agreement with Golden TeleServices, Inc., a wholly-owned subsidiary of the Company. Mr. Vinogradov continued his employment as General Director of LLC EDN Sovintel, a fully owned subsidiary of the Company, until November 12, 2002. As of January 1, 2004, Mr. Vinogradov’s annual base salary was set at $350,000 and he was eligible for periodic bonuses throughout the year targeted, in the aggregate, to be 29% of his base salary. As of November 6, 2004, Mr. Vinogradov’s annual base salary was set at $400,000 and he was eligible for periodic bonuses throughout the year targeted, in the aggregate, to be 35% of his base salary. As of January 1, 2005, Mr. Vinogradov’s annual base salary was set at $424,000 and he was eligible for periodic bonuses throughout the year targeted, in the aggregate, to be 33% of his base salary. If Mr. Vinogradov is terminated without cause he is entitled to an amount equal to his salary at its then current rate for a period of 6 months and any amount to be paid to him as a cash payout of salary due for the notice period if the employer elects to make a payment in lieu of notice, and to the cost of continuing all medical and dental plans or retirement benefits for such periods. Mr. Vinogradov’s employment agreement contains a change of control clause such that in the event of a change of control in the Company, Mr. Vinogradov shall receive a payment equal to two times his annual salary.

     Mr. Vinogradov’s agreement contains provisions relating to the protection of the employer’s confidential information, non-competition during the term of the agreement and for a six-month period thereafter, non-solicitation of employees for twelve months following termination of employment, and compliance with the Foreign Corrupt Practices Act of 1977. Mr. Vinogradov may be terminated for cause if he fails to follow an order of the Board, if he is engaged in fraud, embezzlement or any other similar illegal act in connection with his duties as an employee, upon conviction of a felony or crime involving moral turpitude which may cause substantial economic injury to the Company, or upon the wilful or grossly negligent commission of any other act which may cause substantial economic injury to the Company. In addition, Golden Teleservices, Inc. may terminate Mr. Vinogradov if he suffers total disability. Mr. Vinogradov may terminate the agreement by giving Golden TeleServices, Inc. ninety days prior written notice.

Employment Agreements of Other Executive Officers. The employment contracts of the other executive officers contain substantially the same terms, other than compensation amounts, as that of Mr. Vinogradov’s agreement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Shareholders and Standstill Agreements. On December 1, 2003, subsidiaries of the Company completed the purchase of OAO Comincom from Telenor. As a result of the transaction, Telenor acquired 19.5% of the Company’s then issued and outstanding shares. Also as a result of the transaction, the Company and certain major shareholders of the Company entered into a shareholders agreement and a standstill agreement. The shareholders agreement and standstill agreement, which came into effect on December 1, 2003, were entered into by the Company, Alfa, Telenor, Rostelecom, Capital, Cavendish and First NIS. An Independent Committee of the Board of Directors authorized both agreements and granted its approval of the acquisition pursuant to Section 203(a)(1) of the Delaware General Corporate Law.

     The shareholders agreement provides that the parties to the agreement will vote their shareholding such that the nominees to the Board designated by the parties pursuant to the agreement will be elected to the Golden Telecom Board of Directors. The following table shows each of the nominees for director and which shareholder designated them for nomination.

Shareholder	Nominees
Alfa	Mr. Petr Aven Mr. Andrey Kosogov Mr. Pavel Kulikov
Telenor	Mr. Kjell Johnsen Mr. Jan Thygesen
Rostelecom	Mr. Vladimir Androsik Mr. Dmitry Korol
Capital	Mr. Ashley Dunster
Cavendish/First NIS	Mr. Michael Calvey

Pursuant to the shareholders agreement, the directors select the final nomination for director. The Board selected Mr. David Herman.

     If the shareholdings of any party to the shareholders agreement reach, exceed or fall below certain thresholds then the right to designate directors to the Company’s Board of that particular shareholder shall be adjusted. Accordingly, such shareholder has the right to designate one director for each 10% of the Company’s outstanding stock owned up to 30% after which point the number of directors such shareholder may designate is capped at three, except that if a shareholder owns more than 40% of the Company’s outstanding stock, that shareholder may also appoint, in addition to the three directors mentioned above, an independent director who shall be an audit committee financial expert and qualified and willing to serve on the Audit Committee. The shareholders agreement terminates on the earlier of (i) the date on which all parties to the agreement agree in writing and (ii) the date on which any person owns more than 50% of the Company’s issued and outstanding shares.

     The right to designate directors terminates on December 1, 2005.

     Generally, the standstill agreement provides that Alfa may not acquire over 49.99%, Telenor may not acquire over 40.00% and Rostelecom may not acquire over 35.00% of the Company’s outstanding stock on a fully diluted basis. Similar “standstill” provisions are applicable to Capital and Barings whereby neither of these entities’ shareholdings may exceed 20% of the Company’s outstanding stock. The standstill agreement expires on the earlier of (i) the date on which all parties to the agreement agree in writing, (ii) June 1, 2005, (iii) the date on which any person owns more than 50% of the Company’s issued and outstanding shares, or (iv) the date on which the Company files for bankruptcy.

Agreements with affiliates of the Company, Alfa, Telenor, and with Rostelecom. In the past, companies affiliated with Alfa Telecom Limited have provided investment banking, corporate finance and consulting services to the Company. We expect that this relationship will continue. In particular, the Company has entered into a consulting services agreement with Alfa Telecom Limited under which the price was subject to adjustments. This consulting services agreement became effective on April 1, 2003 and terminated on December 31, 2004. The Company has reached an agreement with Alfa Telecom, in which compensation for the services provided under the consulting services agreement were in the aggregate $0.5 million for the period of April 1, 2003 to December 31, 2004. In December 2003, the Company entered into a one year agreement with OOO Alfa Insurance, an affiliate of Alfa, to provide the Company with property and equipment liability insurance. The amount payable under this agreement was approximately $0.2 million. The Company extended this agreement until February 2005 and in February 2005, the Company entered into a one year agreement with OOO Alfa Insurance to provide the Company with property and equipment liability insurance. The amount payable under this agreement is approximately $0.2 million. We have also entered into commercial arrangements in the ordinary course of business with affiliates of Alfa, Telenor, and with Rostelecom. In the regular course of business, we enter into infrastructure, settlement and other operational contracts with Rostelecom. In 2004, payments to Rostelecom under such contracts were approximately $25.8 million. We believe that our arrangements with these companies have been conducted on commercially reasonable terms.

     The Company maintains bank accounts with Alfa Bank, which act as one of the clearing agents for the payroll of the Russian staff of the Company. The balances at these bank accounts were minimal at December 31, 2004. In addition, certain of the Company’s Russian subsidiaries maintain current accounts with Alfa Bank. The amounts on deposit were $0.1 million at December 31, 2004.

     The Company maintains bank accounts with International Moscow Bank. The Company’s Chief Executive Officer’s spouse is a Member of the Executive Board of Directors of International Moscow Bank. The amounts on deposit were approximately $1.7 million at December 31, 2004.

     Mr. Malis’s brother is the general director of two Russian based telecommunications services providers. The Company received revenue from these two telecommunications services providers in the amount of approximately $5.3 million for the year ended December 31, 2004, incurred costs to these two telecommunications services providers in the amount of approximately $1.9 million in the year and December 31, 2004. At December 31, 2004, the Company had accounts receivable of approximately $0.7 million and accounts payable of approximately $0.3 million with these two telecommunications services providers. We believe that our arrangements with these companies have been conducted on commercially reasonable terms.

Registration Rights Agreements. Golden Telecom entered into a registration rights agreement with Alfa, Telenor, Rostelecom, Capital and Cavendish and First NIS on August 19, 2003 which became effective on the closing of the Comincom transaction on December 1, 2003. The agreement provides that upon the written request of any of Alfa, Telenor, or Rostelecom, the Company will use all reasonable efforts to register under the applicable federal and state securities laws the resale of any of the shares of the Company’s Common Stock owned by Alfa, Telenor or Rostelecom, respectively. Each of Alfa, Telenor, and Rostelecom may make such requests twice. The agreement also provides that upon the written request of either Capital or Barings, the Company will use all reasonable efforts to register under the applicable federal and state securities laws the resale of any of the shares of the Company’s Common Stock owned by Capital or Barings, respectively. Each of Capital or Barings may make such request once. Alfa, Telenor, Rostelecom, Capital and Barings each have the right to include their respective shares of the Company’s Common stock in future registrations initiated by the Company on its own behalf or on behalf of other shareholders. This right is subject to certain limitations as to whether and to what extent each of Alfa, Telenor, Rostelecom, Capital and Barings may include their shares in any such registration. The Company has agreed to pay any registration expenses. The registration rights agreement contains customary indemnification and contribution provisions between the Company, Alfa, Telenor, Rostelecom, Capital, Cavendish and First NIS.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company believes that during 2003 all reports for the Company’s executive officers and directors that were required to be filed under Section 16(a) of the Securities Exchange Act of 1934 and related regulations were filed on a timely basis.

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OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING

     Although we know of no items of business that will be presented at the Annual Meeting other than those described herein, proxies in the accompanying form will confer discretionary authority on us with respect to any other matters that may come before the meeting to the extent permitted by applicable rules of the SEC. In this regard consistent with the provisions of Rule 14a-14(c)(1), this proxy will grant us discretionary authority to vote on any shareholder proposals presented at the meeting of which we have not received notice at least 45 days before the anniversary of the date on which we first mailed our proxy materials for last year’s Annual Meeting.

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GENERAL QUESTIONS

Q.: When and where is the shareholder meeting?

A.: The 2005 Annual Meeting of shareholders of Golden Telecom will be held in the Klementinum Salon, 9th Floor, Hotel Intercontinental Praha, Námesti Curiových 43/5, Prague, Czech Republic on May 19, 2005 at 1:00 p.m. local time.

Q.: Why am I receiving this Proxy Statement and Proxy Card?

A.: You are receiving this Proxy Statement and Proxy Card from us because you owned shares in Golden Telecom on the record date. This Proxy Statement describes issues on which we would like you, as a shareholder, to vote. It also provides you information on these issues so that you can make an informed decision. The Proxy Card is used for voting.

Q.: Who can vote?

A.: Shareholders of record at close of business on April 12, 2005 are entitled to vote at the 2005 Annual Meeting. A list of the shareholders of record entitled to vote at the Annual Meeting will be available for review by any shareholder, for any purpose relating to the meeting between 9:00 a.m. and 5:00 p.m. at the executive offices of the Company at the Representative Offices of Golden TeleServices, Inc., 1 Kozhevnichesky Proezd, 2nd Floor, Moscow, Russia 115114.

Q.: How many shares are entitled to vote?

A.: On April 12, 2005 Golden Telecom had outstanding approximately 36,324,490 shares of Common Stock, par value $0.01 per share, with each share representing one vote.

Q.: What is a quorum?

A.: In order to hold the meeting, there must be present in person or by Proxy Card holders of a majority of voting power of the outstanding shares of stock entitled to vote at the meeting, which is approximately 18,162,246 shares.

Q.: When are shareholder proposals for the next annual meeting due?

A.: Shareholder proposals, in order to be timely submitted for inclusion in the Company’s proxy materials for the 2006 annual meeting of shareholders, must be received at the Company’s principal executive offices no later than December 29, 2005.

Q.: Who pays the cost of solicitation?

A.: Golden Telecom pays the cost of soliciting your proxy and reimburses brokerage firms and others for forwarding this Proxy Statement and Proxy Card to you. In addition, Mellon Investor Services has been retained by Golden Telecom to assist in soliciting proxies from brokerage firms, bank nominees and other institutional holders to assure a timely vote by the beneficial owners of stock held of record by such firms, banks and institutions. This firm will receive a fee of approximately $5,500, plus reasonable expenses, for its services. In addition to solicitation by mail, proxies may be solicited in person, or by telephone, facsimile transmission or other means of electronic communication, by directors, officers and other employees of Golden Telecom. If you plan to attend, please advise the Corporation’s Corporate Secretary by e-mail at annualmeeting@gti.ru or by written correspondence.

Q.: Who can attend the Annual Meeting?

A.: Only shareholders are invited to attend the meeting. To gain admittance to the meeting, you must bring proof of your ownership. If you are a shareholder of record and received this Proxy Statement and your Proxy Card by mail, no brokerage or other statement is needed for you to attend the Annual Meeting. If a broker or other nominee holds your shares, and you plan to attend the Annual Meeting, you should bring a recent brokerage statement showing your ownership of the shares. In all cases you must also bring a form of personal identification.

Q.: How can I receive a copy of the annual report?

A.: The 2004 Annual Report of Golden Telecom will be mailed together with this Proxy Statement.

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VOTING PROCEDURES (For Shareholders of Record)

You are a shareholder of record if you have an account directly with our transfer agent, Mellon Investor Services.

Q.: How do I vote?

A.: You may vote by signing and mailing your Proxy Card. If you return your signed Proxy Card to Golden Telecom before the Annual Meeting, Golden Telecom will vote your shares as you direct. You can specify on your Proxy Card whether your shares should be voted for all, some or none of the nominees for director. You can also specify whether you approve, disapprove, or abstain from the proposal to ratify the selection of our auditors. The proposals will be presented at the Annual Meeting by management.

Q.: What does discretionary authority mean for shareholders of record?

A.: If you return your Proxy Card to the Company, but do not specify on your Proxy Card how you want to vote your shares, we will vote them “FOR” the election of all nominees for director as set forth under “Election of Directors” below, and “FOR” Item No. 2 on your Proxy Card.

Q.: How do I change my vote?

A.: Shareholders of record who execute proxies may revoke them at any time before they are voted. Any Proxy Card may be revoked by the person giving it any time before it is voted by delivering to the Corporate Secretary of the Company at the Representative Offices of Golden TeleServices, Inc., 1 Kozhevnichesky Proezd, 2nd Floor, Moscow, Russia 115114 or Golden Telecom, Inc., 2831 Twenty-Ninth St., N.W., Washington, D.C., 20008 on or before the business day prior to the Annual Meeting or at the Annual Meeting itself, a subsequent written notice of revocation or a subsequent Proxy Card relating to the same shares or by attending the meeting and voting in person.

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VOTING PROCEDURES (For Beneficial Shareholders)

You are a beneficial shareholder if a brokerage firm, bank, trustee or other agent (the “nominee”) holds your stock. This form of ownership is often called ownership in “street name” since your name does not appear anywhere on our records.

Q.: How do I vote?

A.: You must vote in the manner described by the nominee in the materials delivered by the nominee with this Proxy Statement. Detailed instructions are also included in this Proxy Statement.

Q.: How do I change my vote?

A.: To change your vote, follow the nominee’s instructions on revoking or changing your Proxy Card.

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GENERAL VOTING QUESTIONS

Q.: How many votes are needed for a proposal to pass?

A.: The vote of the holders of a plurality of the votes cast by shareholders will elect candidates for director (Item No. 1 on your Proxy Card). The vote of the holders of at least a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote is required to ratify the Board of Directors’ appointment of Ernst & Young as the Company’s independent public accountants for 2005 (Item No. 2 on your Proxy Card).

Q.: What shares are reflected on my Proxy Card?

A.: The Proxy Card we delivered to you reflects all shares owned by you at the close of business on the record day. If you hold shares “in street name” you will receive a voting instruction card from your nominee.

Q.: If I plan to attend the meeting should I still vote by Proxy Card?

A.: Yes. Casting your vote in advance does not affect your right to attend the meeting. Written ballots will be available at the Annual Meeting for shareholders of record. If you send in your Proxy Card and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote. Beneficial owners who wish to attend the meeting and vote in person must request a proxy from the nominee and bring that proxy to the meeting.

A copy of the Annual Report to Shareholders of Golden Telecom, Inc., which includes financial statements, will be mailed to you with this Proxy Statement. You may receive an additional copy of the Annual Report to Shareholders at no charge upon written request directed to Shareholder Relations, Representative Offices of Golden
TeleServices, Inc., 1 Kozhevnichesky Proezd, 2nd Floor, Moscow, Russia, 115114,
Fax Number 7-095-797-9306 or from Shareholder Relations, Golden Telecom, Inc.,
2831 Twenty-Ninth St., N.W., Washington, D.C., 20008, Fax Number
1-202-332-4877 or e-mail to annualmeeting@gldn.net

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

	FOR all nominees listed	WITHHOLD AUTHORITY
	below (except as marked	to vote for all nominees
	to the contrary)	except those circled			FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS	☐	☐	2.	RATIFICATION OF THE SELECTION OF OOO ERNST & YOUNG AS INDEPENDENT PUBLIC AUDITORS OF THE COMPANY	☐	☐	☐

Nominees:	01 Vladimir Androsik, 02 Petr Aven 03 Michael Calvey, 04 Ashley Dunster 05 David Herman, 06 Kjell Johnsen 07 Dmitry Korol, 08 Andrey Kosogov, 09 Pavel Kulikov and 10 Jan Thygesen

For, except vote withheld from the following nominee(s)

CHECK HERE IF YOU PLAN TO ATTEND THE STOCKHOLDERS MEETING ON MAY 19, 2005	☐

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINATED DIRECTORS AND RATIFICATION OF THE SELECTION OF OOO ERNST & YOUNG AS INDEPENDENT PUBLIC AUDITORS OF THE COMPANY FOR 2005.

Signature	Signature	Date

▲ FOLD AND DETACH HERE ▲

ANNUAL MEETING OF STOCKHOLDERS

MAY 19, 2005

PROXY

COMMON STOCK
GOLDEN TELECOM, INC.

Representative Offices of Golden TeleServices, Inc.
1 Kozhevnichesky Proezd, 2nd Floor, Moscow, 115114, Russia
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby nominates and appoints Derek Bloom and Brian Rich or either of him, as proxies with full power of substitution to each, and hereby authorizes each of him to represent and to vote, as designated hereon, all shares of Common Stock of GOLDEN TELECOM, INC. (the “Company”) which the undersigned is entitled to vote on all matters that come before the Annual Meeting of Stockholders to be held on May 19, 2005, and any adjournments thereof.

     Item 1 and Item 2 were proposed by Golden Telecom, Inc.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR (1) THE ELECTION OF THE NOMINATED DIRECTORS AND (2) RATIFICATION OF THE SELECTION OF OOO ERNST & YOUNG AS INDEPENDENT PUBLIC AUDITORS OF THE COMPANY FOR 2005.

(Continued and to be signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲